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                                                                    Exhibit 99.1


                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]


Board of Directors
Per-Se Technologies, Inc.
1145 Sanctuary Parkway, Suite 200
Alpharetta, Georgia 30004


Ladies and Gentlemen:


We hereby consent to the inclusion of our opinion letter, dated August 26, 2005, to the Board of Directors of Per-Se Technologies, Inc. ("Per-Se") as Annex B to, and to the reference thereto under the headings "SUMMARY - The Merger - Opinions of Financial Advisors - Per-Se" and "THE MERGER - Opinion of Financial Advisor to the Per-Se Board of Directors" in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Per-Se and NDCHealth Corporation, which Joint Proxy Statement/Prospectus forms a part of Per-Se's Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.


Very truly yours,


/S/ BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC


September 26, 2005